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                                                                    EXHIBIT 10.3
                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT

         THIS AMENDMENT TO EMPLOYMENT AGREEMENT is made this 15th day of June, 2000, between PHYCOR, INC., a Tennessee corporation (the "Company"), and TARPLEY
B. JONES ("Employee").

                              W I T N E S S E T H:

         WHEREAS, the Company and Employee entered into that certain Employment Agreement, dated February 1, 2000 (the "Employment Agreement"); and

         WHEREAS, subject to the provisions of Section 3 below, the parties desire to enter into this Amendment to Employment Agreement to make the following additions to the Employment Agreement, effective the date provided for in Section 3 below, if at all.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the promises and the mutual covenants and agreements herein set forth, the parties agree as follows:

         1. Section 2 of the Employment Agreement is hereby amended by deleting the "and" at the end of Section 2(e), adding the word "and" to the end of
Section 2(f) and adding the following provision as new Section 2(g):

            (g) In the event that as of March 31, 2001 the total amount of principal indebtedness outstanding under the Company's Amended and Restated Revolving Credit Facility, as the same may be amended or replaced after the date hereof (the "Credit Facility") (excluding amounts outstanding under or allocable to undrawn letters of credit and the Company's synthetic lease and giving effect to a deemed dollar-for-dollar reduction in principal indebtedness outstanding as and to the extent that the Company repurchases or redeems outstanding debt or equity securities of the Company after the date hereof), is less than $50 million, or in the event that at any time prior to March 31, 2001 the total amount of principal indebtedness outstanding thereunder shall equal zero, the Company will pay Employee, by not later than ten (10) days following March 31, 2001 or such earlier date on which principal indebtedness outstanding shall equal zero, a bonus equal to the following: 0.01 multiplied by the difference between 50.0 million and such principal amount outstanding under the Credit Facility as of the close of business on March 31, 2001 or such earlier date on which the principal indebtedness outstanding shall equal zero (the "Bonus Payment"). The Bonus Payment shall be credited against any amounts that may become due and payable to the Employee pursuant to Section 10 hereof, other than accrued benefits and unreimbursed expenses owed to Employee that have accrued but have not




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            been paid as of the Termination Date. In the event the Bonus Payment exceeds any amount that may become due and payable to the Employee pursuant to Section 10 hereof, the Employee shall return such excess amount (the "Excess Amount") to the Company as promptly as practicable after the Termination Date or expiration of the Term, as applicable; provided that the Excess Amount shall be reduced by an amount equal to the difference between (A) the tax cost to the Employee resulting from the payment of the Excess Amount in the tax year in which the Bonus Payment was received, less (B) the tax savings to the Employee resulting from any deductibility of the Excess Amount in the tax year in which such Excess Amount is returned, as such tax savings are estimated in good faith by the Employee (it being agreed that in the event the actual tax savings to the Employee are greater or less than the estimated tax savings, as finally determined at the time of the filing by the Employee of his personal tax return for the tax year in question, the parties will make any additional payments consistent with such final determination as promptly as practicable after the date of the filing of such return); provided further that the Employee agrees to recognize income and claim deductions in the tax year in which any such Excess Amount may be required to be returned in good faith consistent with past practices. For purposes of determining the tax cost and the tax savings to the Employee in connection with the Excess Amount, such costs or savings, as the case may be, shall be determined by computing the Employee's tax liability with and without consideration of the Excess Amount.

         2. The following sentence shall be added at the end of Section 10:

            The amounts payable to Employee pursuant to the provisions of this
            Section 10 shall be reduced by any amounts paid to Employee pursuant to Section 2(g) above.

         3. The Company shall submit for consideration this Amendment to Employment Agreement to the Compensation Committee of the Board of Directors of the Company at the Compensation Committee's next regularly scheduled meeting in August 2000. If the Compensation Committee approves the terms contained in this Amendment to Employment Agreement, this Amendment to Employment Agreement shall be submitted to the Board of Directors at its August 2000 meeting for its approval and shall become effective on the date of such approval. If the Compensation Committee or the Board of Directors, as applicable, fails to give its approval to the terms of this Amendment to Employment Agreement, this Amendment to Employment Agreement shall be null and void for all purposes.

         4. Except as otherwise specifically amended herein, the remaining provisions of the Employment Agreement shall not be amended and shall remain in full force and effect.



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         IN WITNESS WHEREOF, the parties have executed this Amendment to
Employment Agreement as of the date and year first above written.


                                         PHYCOR, INC.



Attest:                                  By: /s/ Thompson S. Dent
                                             -----------------------------------


                                         Title  Chief Executive Officer
                                                and President
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Witness:                                 EMPLOYEE


                                         /s/ Tarpley B. Jones
------------------------------------     ---------------------------------------
                                         Tarpley B. Jones